April 2009

Pricing Sheet dated April 23, 2009 relating to
Preliminary Terms No. 83 dated April 22, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Lookback Entry PLUS Based on the Value of the S&P 500® Index due April 29, 2011
Lookback Entry Performance Leveraged Upside SecuritiesSM
PRICING TERMS – APRIL 23, 2009
Issuer:	Morgan Stanley
Maturity date:	April 29, 2011
Underlying index:	S&P 500® Index
Aggregate principal amount:	$3,515,000
Payment at maturity:	If final index value is greater than initial index value,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$1,000 x index performance factor
This amount will be less than or equal to the stated principal amount of $1,000.
Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The lowest index closing value during the initial observation period. In no event will the initial index value be greater than the index closing value on the pricing date, which was 851.92.
Final index value:	The index closing value on the valuation date
Initial observation period:	Each index business day on which there is no market disruption event during the period from and including the pricing date to and including June 22, 2009
Valuation date:	April 26, 2011, subject to adjustment for non-index business days and certain market disruption events
Leverage factor:	200%
Maximum payment at maturity:	$1,410 per Lookback Entry PLUS (141% of the stated principal amount)
Stated principal amount:	$1,000 per Lookback Entry PLUS
Issue price:	$1,000 per Lookback Entry PLUS
Pricing date:	April 23, 2009
Original issue date:	April 30, 2009 (5 business days after the pricing date)
CUSIP:	617483318
ISIN:	US6174833185
Listing:	The Lookback Entry PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Lookback Entry PLUS	$1,000	$20	$980
Total	$3,515,000	$70,300	$3,444,700
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Lookback Entry PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Lookback Entry PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 83 dated April 22, 2009
Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008

THE LOOKBACK ENTRY PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE LOOKBACK ENTRY PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.